As filed with the Securities and Exchange Commission on November 1, 2021

Registration Statement No. 333-260213

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MDXHEALTH SA
(Exact name of Registrant as specified in its charter)

Belgium	8731	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

CAP Business Center
Zone Industrielle des Hauts-Sarts
4040 Herstal, Belgium
+32 4 257 70 21
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

MDxHealth, Inc.
15279 Alton Parkway — Suite 100
Irvine, CA 92618
United States
+1 949-812-6979
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roel Meers Megan Schellinger Baker & McKenzie CVBA Avenue du Boulevard 21 1210 Brussels Belgium +32 2 639 36 11	Mark Busch Christopher H. Cunningham K&L Gates 300 S. Tryon St., Suite 1000 Charlotte, NC 28202 United States +1 704-331-7400	Michael D. Maline Anna K. Spence Bianca J. LaCaille DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 United States +1 212-335-4645

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to the Company’s Registration Statement on Form F-1 is to amend the exhibit index and to file exhibit 5.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith. This Amendment No. 2 does not contain a copy of the prospectus that was included in Amendment No. 1 to the Company’s Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification Of Directors And Officers

Under Belgian law, the directors of a company may be liable for damages to our company in case of improper performance of their duties. Our directors may be liable to our company and to third parties for infringement of our articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. We maintain liability insurance for the benefit of our directors and members of our executive management team.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and have entered into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under Belgian law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

In the underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our board of directors and persons who control our company within the meaning of the Securities Act against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Item 7. Recent Sales of Unregistered Securities

From January 1, 2018 through the date of the filing of this registration statement, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”).

From January 1, 2018 through the date of the filing of this registration statement, we have issued the securities in the following transactions that were not registered under the Securities Act:

(a) Issuances of Share Capital

On March 26, 2018, we issued and sold to investors in a private placement an aggregate 9,989,881 ordinary shares for an aggregate consideration of €36.0 million.

On October 1, 2019, we issued and sold to investors in a private placement an aggregate 10,589,236 ordinary shares for an aggregate consideration of €9.0 million.

On May 15, 2020, we issued and sold to investors in a direct placement an aggregate 20,162,924 ordinary shares for an aggregate consideration of €12.7 million.

On January 26, 2021, we issued and sold to investors in a private placement an aggregate 27,777,777 ordinary shares for an aggregate consideration of €25.0 million.

(b) Issuances under Our Warrant Plans

On June 21, 2019, we issued 3,000,000 warrants to subscribe to ordinary shares under 2019 Share Options plan.

On May 27, 2021, we issued 3,600,000 warrants to subscribe to ordinary shares under 2021 Share Options plan.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either: (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2); (b) in reliance on Rule 144A promulgated under the Securities Act in that offers, sales and issuances were made only to “qualified institutional buyers” (as such term is defined in Rule 144A(a)(1); (c) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation; or (d) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement*
3.1	Articles of Association of MDxHealth SA (English Translation)*
3.2	Corporate Governance Charter of MDxHealth SA (English Translation)*
4.1	Form of Deposit Agreement*
4.2	Form of American Depositary Receipt*
5.1	Opinion of Baker & McKenzie CVBA
10.1	March 2012 Stock Option Plan (English Translation)†*
10.2	May 2012 Stock Option Plan (English Translation)†*
10.3	May 2014 Stock Option Plan (English Translation)†*
10.4	May 2017 Stock Option Plan (English Translation)†*
10.5	2019 Stock Option Plan (English Translation)†*
10.6	2021 Share Option Plan (English Translation)†*
10.7	Form of Indemnification Agreement between MDxHealth and each of its officers and directors*
10.8	Employment Agreement between MDxHealth and Joseph Sollee dated April 14, 2008 and amended January 27, 2014†*
10.9	Executive Employment Agreement between MDxHealth and Michael K. McGarrity dated February 18, 2019†*
10.10	Executive Employment Agreement between MDxHealth and John Bellano dated May 21, 2019†*
10.11	Executive Employment Agreement between MDxHealth and Ron Kalfus dated July 18, 2019†*
10.12	Amended and Restated License Agreement between The Johns Hopkins University and MDxHealth dated September 1, 2004#*
10.13	Amendment No. 1 to Restated License Agreement between The Johns Hopkins University and MDxHealth dated April 15, 2005#*
10.14	Agreement for the Provision of a Loan Facility between Kreos Capital VI (UK) Limited and MDxHealth dated September 23, 2019*
10.15	Deed of Amendment to Loan Facility Agreement between Kreos Capital VI (UK) Limited and MDxHealth dated April 19, 2021*
10.16	Amendment and Restatement Agreement relating to Convertible Loan Agreement between Kreos Capital VI (UK) Limited and MDxHealth dated April 19, 2021*
10.17	U.S. Small Business Administration Paycheck Protection Program Note, issued by the Company to Customers Bank*
10.18	Lease Agreement between Alton Corporate Plaza LLC and MDxHealth dated December 17, 2019*
10.19	First Amendment to Lease Agreement between Alton Corporate Plaza LLC and MDxHealth dated April 23, 2020*
10.20	Second Amendment to Lease Agreement between Alton Corporate Plaza LLC and MDxHealth dated March 23, 2021*
10.21	Subscription Agreement between MDxHealth and MVM V LP and MVM GP (No. 5) LP dated April 24, 2020*
21.1	List of subsidiaries of the registrant*
23.1	Consent of BDO Réviseurs d’Entreprises SRL, Independent Registered Public Accounting Firm*
23.2	Consent of Baker & McKenzie CVBA (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	Previously filed.
†	Indicates management compensatory plan, contract or arrangement.
#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herstal, Belgium, on November 1, 2021.

MDxHealth SA

/s/ Michael McGarrity
Michael McGarrity
Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: November 1, 2021	/s/ Michael McGarrity
Michael McGarrity
Chief Executive Officer and Director (Principal Executive Officer)

Dated: November 1, 2021	/s/ ***
Ron Kalfus
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: November 1, 2021	/s/ ***
Koen Hoffman (acting through Ahok BV)
Chairman of the Board of Directors

Dated: November 1, 2021	/s/ ***
Rudi Mariën (acting through RR-Invest S.à.r.l.)
Director

Dated: November 1, 2021	/s/ ***
Jan Pensaert (acting through Valiance Advisors LLP)
Director

Dated: November 1, 2021	/s/ ***
Dr. Lieve Verplancke (acting through Qaly-Co BV)
Director

Dated: November 1, 2021	/s/ ***
Hilde Windels (acting through Hilde Windels BV)
Director

Dated: November 1, 2021	/s/ ***
Dr. Regine Slagmulder (acting through Regine Slagmulder BV)
Director

Dated: November 1, 2021	/s/ ***
Dr. Eric Bednarski
Director

Dated: November 1, 2021	/s/ ***
Donnie (Don) M. Hardison
Director

*** By:	/s/ Michael McGarrity
Michael McGarrity Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of MDxHealth SA, has signed this registration statement on Form F-1 on November 1, 2021.

MDxHealth, Inc.

By:	/s/ Michael McGarrity
Name:	Michael McGarrity
Title:	Chief Executive Officer